Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

SatCon Technology Corporation®

Gary Brandt

VP, Corporate Development

617-897-2407

SATCON TECHNOLOGY REPORTS QUARTERLY RESULTS

FOR THE QUARTER ENDED DECEMBER 31, 2005

Boston, MA – February 14, 2006 – SatCon Technology Corporation© (Nasdaq NM: SATC), a developer and manufacturer of power electronics and motors for the alternative energy markets, today announced its operating results for the quarter ended December 31, 2005. Net loss for the quarter was $1.3 million, or $0.03 per share, compared with a net loss of $1.4 million, or $0.05 per share, for the same period in fiscal 2005.

“This quarter should be viewed as a transition quarter,” commented David Eisenhaure, Chairman and CEO. “We closed the books on the December quarter with 14 megawatts of solar inverters already shipped and on the strength of the product launch of our 500kW solar inverter we are emerging as the leading provider of commercial grade inverters. Our market traction in the burgeoning photovoltaic market combined with our leading position in providing inverters for the stationary fuel cell market give us confidence that our revenue growth in the alternative energy sector is sustainable. This is an important inflection point for our company as we invest in the service infrastructure to support the anticipated growth. The sale of the non-strategic shaker and amplifier product line was a key step in this transition.”

Revenue for quarter ended December 31, 2005 was $7.1 million, compared with $9.2 million for the quarter ended January 1, 2005. This quarter’s revenue was impacted by revenue deferrals in the current quarter totaling approximately $0.4 million and still excludes the recognition of the Rotary Uninterruptible Power Supply for the National Institute for Standards and Technology, which was a system we shipped in third quarter of fiscal 2005. Upon successful product commissioning, this previously deferred revenue is expected to be recognized in 2006.

Operating loss for the quarter ended December 31, 2005 was approximately $1.2 million, essentially unchanged from the $1.2 million operating loss recorded in the quarter ended January 1, 2005. In spite of the revenue shortfall, costs were contained and channeled towards the businesses poised for growth. The sale of the non-strategic shaker and amplifier product line contributed a gain of approximately $1.4 million, which offset the operating loss in the quarter ended December 31, 2005.

“We are keen to pursue the expanding revenue opportunities in the alternative energy sector and we recognize the importance of having a strong balance sheet to support this growth,” said Millard Firebaugh, President and Chief Operating Officer. We are aggressively managing all aspects of the Balance Sheet with division management focused on cash usage, receivables days outstanding, and inventory turns. Our cash position at December 31, 2005 is approximately $9.3 million. Our cash usage for the past couple of quarters is in the $1.5 million range per quarter. Given our expectations for revenue growth with sustainable margins in the alternative energy markets, our plans for 2006 are to diminish our cash usage from the 2005 rates. What is important to note here is that we believe that our current cash and availability will sustain our operations through our fiscal 2007 and possibly beyond to a cash positive operation.”

The previously stated milestones and a status update follow:

•                  December 2005: Focus on SatCon core business by selling the Ling Shaker product line. Done.

•                  March 2006: Qualify a 500 kw solar photo-voltaic power control unit product for the California Energy Commission listing. Done.

•                  March 2006: Secure development projects for the U.S. Army’s Future Combat System applications. Done

•                  June 2006:  Book orders for production quantities of HEV motors and converters. On Track

•                  June 2006:  Book an order for a megawatt stationary fuel cell power control unit. On Track

•                  June 2006: Introduce a new design for a solar photovoltaic power control unit in the power range of 100 kw for the European photo-voltaic market. On Track

•                  June 2006: Introduce for 2006 delivery a high reliability standard product line of 1 Amp to 5 Amp Class K Low Drop Out Voltage Regulators used in power supplies for space flight and satellite applications. On Track

•                  September 2006: Develop new high-temperature packaging technology for Silicon Carbide power devices. On Track

•                  September 2006: Introduce the PowerPac line of industry leading 15W to 30W non-isolated DC to DC converters for the emerging high reliability distributed power markets. On Track

In addition to the above stated progress against milestones, SatCon has recently announced a series of development contracts supporting our hybrid electric vehicle and auxiliary power initiatives including a NASA Contract for a Superconducting DC Homopolar Motor, Army Hybrid Electric Vehicle Integrated starter generator contract, and Army Tactical Vehicle Auxiliary Power Unit.

Commenting on the outlook for SatCon for the coming year, Mr. Eisenhaure said, “Our prospects for sustainable revenue growth are sound. Our years of experience in high voltage and high reliability power electronics has put us in a great position to not only participate in the market growth for alternative energy products, but to be recognized as a strategic supplier to the solar, wind and fuel cell industries. Our current orders on hand combined with outstanding requests for quotations give us confidence that we are poised to create sustainable value for our shareholders.”

About SatCon Technology Corporation

SatCon Technology Corporation is a developer and manufacturer of electronics and motors for the Alternative Energy, Hybrid-Electric Vehicle, Grid Support, High Reliability Electronics and Advanced Power Technology markets. For further information, please visit the SatCon website at www.satcon.com.

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as “believes,” “expects,” “plans,” “anticipates” and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation. There can be no assurance that the company will continue to maintain this level of new orders or that it can successfully deliver the components and systems ordered. Additional information concerning risk factors is contained from time to time in the Company’s SEC filings. The Company expressly disclaims any obligation to update the information contained in this release.

IR Contact

Alex Lewis

Aurelius Consulting

www.runonideas.com

T: (800)-644-6297

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SATCON TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	December 31, 2005	January 1, 2005
Revenue:
Product revenue	$6,038,029	$8,270,224
Funded research and development and other revenue.	1,079,052	912,865
Total revenue	7,117,081	9,183,089
Operating costs and expenses:
Cost of product revenue	5,801,833	7,218,699
Research and development and other revenue expenses:
Funded research and development and other revenue expenses	1,111,102	747,400
Unfunded research and development expenses	260,396	45,316

Total research and development and other revenue expenses	1,371,498	792,716
Selling, general and administrative expenses	2,487,852	2,522,080

Amortization of intangibles	111,671	111,671

Gain on sale of assets	(1,442,915)	—
Restructuring costs	—	(255,612)
Total operating costs and expenses	8,329,939	10,389,554
Operating loss	(1,212,858)	(1,206,465)
Net unrealized gain on warrants to purchase common stock	—	21,939
Other expense	(4,397)	(18,056)
Interest income	47,098	1,818
Interest expense	(137,570)	(231,676)
Net loss	$(1,307,727)	$(1,432,440)
Net loss per weighted average share, basic and diluted	$(0.03)	$(0.05)
Weighted average number of common shares, basic and diluted	38,355,974	29,114,757

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SATCON TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31, 2005	September 30, 2005
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$9,194,720	$6,627,352
Restricted cash and cash equivalents	84,000	84,000
Accounts receivable, net of allowance of $651,463 at December 31, 2005 and September 30, 2005, respectively	5,332,668	6,473,665
Unbilled contract costs and fees	114,899	147,938
Inventory	6,502,168	7,017,419
Prepaid expenses and other current assets	710,924	587,083
Total current assets	$21,939,379	$20,937,457
Property and equipment, net	3,396,432	3,662,746
Goodwill, net	704,362	704,362
Intangibles, net	1,736,152	1,867,118
Other long-term assets	551,750	560,021
Total assets	$28,328,075	$27,731,704

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank line of credit	$2,000,000	$—
Current portion of long-term debt	155,919	167,588
Accounts payable	3,243,675	3,363,878
Accrued payroll and payroll related expenses	1,502,681	1,563,332
Other accrued expenses	1,903,130	2,225,003
Accrued contract losses	84,779	84,779
Deferred revenue	2,359,672	2,139,434
Total current liabilities	$11,249,856	$9,544,014
Redeemable convertible Series B preferred stock (425 shares issued and outstanding; face value $5,000 per share; liquidation preference 100%)	2,125,000	2,125,000
Long-term debt, net of current portion	117,715	143,590
Other long-term liabilities	334,435	316,844
Total Liabilities	$13,827,006	$12,129,448

Commitments and contingencies (Note H)

Stockholders’ equity:
Common stock; $0.01 par value, 50,000,000 shares authorized; 38,382,706 and 38,283,208 shares issued and outstanding at December 31, 2005 and September 30, 2005, respectively	383,827	382,832
Additional paid-in capital	153,450,771	153,239,276
Accumulated deficit	(139,213,827)	(137,906,100)
Accumulated other comprehensive loss	(119,702)	(113,752)
Total stockholders’ equity	$14,501,069	$15,602,256
Total liabilities and stockholders’ equity	$28,328,075	$27,731,704

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